EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-43114, 333-89082, 333-121437 and 333-137351) and in the Registration Statements on Form S-3 (Nos. 333-65716, 333-70562, 333-86892, 333-102273, 333-102995, 333-103980, 333-121438, 333-121475, 333-135096 and 333-137350) and related Prospectuses of Monogram Biosciences, Inc. (formerly ViroLogic, Inc.) of our report dated March 14, 2005, with respect to the financial statements and schedule of Monogram Biosciences, Inc. (formerly ViroLogic, Inc.) for the year ended December 31, 2004 included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/    ERNST & YOUNG LLP

Palo Alto, California

March 8, 2007